Exhibit 99

Thursday 23 July 2009

For immediate release

The Carphone Warehouse Group PLC

Interim Management Statement

Solid results. Re-iterating all financial guidance for full year.

Demerger process continues on track.

The Carphone Warehouse Group PLC, which is holding its AGM today at 11am, announces its first quarter trading update.

TalkTalk Group:

•                  Trading in line with expectations

•                  Broadband net adds of 47,000

•                  Acquisition of Tiscali UK completed on 3 July 2009

Best Buy Europe:

•                  Robust connections growth, up 3% year-on-year

•                  Like-for-Like retail revenue growth 5.4%

Charles Dunstone, Chief Executive Officer, said:

“Both our businesses have continued to make good progress, despite the economic climate, and we are able to re-iterate all the financial guidance we have given for the full year. In parallel, work progresses on schedule towards our proposed demerger.”

“TalkTalk Group is trading well, in line with our expectations. We added 47,000 net new customers to our broadband base and average customer spend is up 5% year-on-year. We migrated a further 59,000 customers onto our own network in the quarter and we now have 79% of all our broadband customers on our unbundled network, leveraging the superior economics that it gives us. TalkTalk’s leading value proposition and strong customer service clearly continue to resonate strongly in today’s marketplace, and churn has declined significantly year-on-year and remains low.”

“Best Buy Europe, the retail and distribution business in which we have a 50% share, has also performed well, in line with our expectations, with connections up 3% year-on-year, reflecting continued growth of market share in a subdued European marketplace. High-tier and prepay phones continue to drive connections growth, but looking ahead, we expect today’s high-tier phone features increasingly to cascade into the mid-tier range as technology becomes cheaper and touch-screen phones continue to gain popularity.”

“Our demerger process is well on track with banking facilities now in place for Best Buy Europe. We remain confident that separating our two businesses will enable the worth and potential of each to be more accurately evaluated.”

“On 3 July 2009, TalkTalk Group took the keys to Tiscali’s UK business. We are confident of achieving the synergies we identified and have committed ourselves to. We will present an update on the Tiscali integration strategy and progress at TalkTalk Group’s investor day, scheduled for October.”

TalkTalk Group

As expected, TalkTalk Group revenues were stable quarter-on-quarter and down 2% to £340m year-on-year.

Residential revenues were flat quarter-on-quarter and down 3% year-on-year at £264m, reflecting the year-on-year decline in voice-only and dial-up customers, alongside the continued good growth in our broadband base. Business revenues were up 1% year-on-year, with early signs of progress on Opal’s new product offerings to SME customers, which includes broadband.

We added 47,000 net new customers to our broadband base in the quarter, bringing our total broadband base to 2.85m. The TalkTalk base continued its very strong growth trajectory during the quarter, despite overall UK broadband market growth being subdued. We see TalkTalk as very well positioned at the value end of the market with its consistent, high-quality network and market leading offer resonating well with consumers.

Broadband ARPU was up 5% year-on-year at £23.3, reflecting the increasing proportion of TalkTalk customers within the base and the slight rise in line rental pricing during the quarter following BT’s price increase. We unbundled a further 59,000 customers in the quarter, taking our total unbundled base to 2.25m or 79% of the total broadband customer base.

During the quarter, the non-broadband base of voice-only and dial-up customers declined by 53,000 to 1.06m. The rate of decline in the non-broadband base in the first quarter halved compared to the previous quarter. Non-broadband ARPU was up 7% year-on-year to £20.8, as voice prices rose and lower APRU dial-up customers comprised a smaller proportion of the customer mix.

Best Buy Europe

Total Best Buy Europe revenues were up 6% year on year to £773m. On a constant currency basis revenues were up 0.7%. Like for like retail revenue growth was 5.4% or 0.2% on a constant currency basis. We expect the exchange rate benefits of the weaker pound to decline over time as the strength of the Euro is annualised.

Connections at Best Buy Europe were up 3% year-on-year to 2.7m, reflecting further gains in market share in a subdued overall handset market. We opened a further four “Wireless World” stores in the quarter and now have eight stores trading. These stores provide a much wider range of laptops and connected devices with additional in-store technical support to provide customers with outstanding service.

During the quarter we continued to pursue our aggressive trading stance, further growing our market share whilst simultaneously driving increased sales from other product lines. This has led to a slight reduction in gross margin, in line with our expectations. The cost savings we initiated in February have taken effect from June as anticipated, and we retain our guidance of broadly flat EBIT for the year to March 2010.

In the US, Best Buy Mobile has continued its very strong progress and Best Buy Europe’s “Big Box” strategy continues to develop in readiness for a launch early next year.

Board changes

Steven Esom, a Non-Executive Director, is stepping down today after almost four years’ service and has decided not to stand for re-election.  The Board would like to thank him for his valuable contribution over a period of significant change and growth for the Group.

Conference Call

There will be a conference call for investors and analysts at 8.30 am this morning.   The dial-in number is +44 20 3037 9107, with a Freephone number of 1 866 966 5335 for US callers.  A replay will be available for seven days, for which the dial-in number is +44 20 8196 1998, or Freephone 1 866 583 1035 from the USA.  The access code is 897311.  The conference call will also be webcast at www.cpwplc.com.

Next Trading Update

The Group will publish its Q2 trading statement on 8 October 2009. An investor day for TalkTalk Group is also planned for the same date.

For Further Information

For analyst and institutional enquiries

Christian Maher	+44 7900 243308

Carla Bloom	+44 7891 094542

For media enquiries
Mark Schmid	+44 7920 484 787

Shane Conway	+44 7932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	+44 7973 611 888
+44 20 7638 9571

Operating and Financial Statistics

Revenues

	Quarter to 30 June 2009
£m	2009	2008		% change

TalkTalk Group
Business	76	75		1%
Residential	264	273	*	-3%
Total	340	348		-2%

	13 weeks to 4 July 2009
£m	2009	2008		% change

Best Buy Europe (100%)	773	730	*	6%

* Q1 2008 revenue reflects the reallocation of £5m of revenues from non-UK fixed line operations which were previously included within retail and distribution but which do not form part of Best Buy Europe.

Like for like revenue

	13 weeks to 4 July 2009
	FX actual	FX constant

Retail LFL revenue	5.4%	0.2%

TalkTalk Group customer bases

	As at 30 June 2009
(000s)	2009	2008		% change

Broadband base	2,853	2,754		4%
Of which unbundled	2,245	1,921		17%
% unbundled	79%	70%
Monthly ARPU (£)	23.3	22.1		5%

Other billed customer base	1,061	1,462		-27%
Monthly ARPU (£)	20.8	19.5	*	7%

* Non-broadband ARPUs have been restated to reflect the reclassification of revenues noted above, and to achieve alignment with full year disclosure for 2008-09.

Best Buy Europe connections and store numbers

	13 weeks to 4 July 2009
	2009	2008	% change
Connections (000s)	2,715	2,639	3%

Own stores	2,232	2,187	2%
Franchises	218	227	-4%
Total stores	2,450	2,414	1%